Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Suspends the Payment of Dividends to Its Shareholders
For The Month of June 2008

Las Vegas – June 26, 2008 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) a real estate investment trust (the “Company”) announced on June 26, 2008, it expects a reduction in its operating results.  The operating results are expected to be adversely affected by an increase in non-performing assets, the recognition of a write-down on real estate held for sale and the legal expenses being paid by the Company in defense of various lawsuits.  The Company believes the increase in non-performing assets and the write-down are largely attributable to the current state of the real estate markets and the continuing constraints in credit markets.

As a result, the Company’s Board of Directors decided to temporarily suspend the payment of dividends to its shareholders.  The Company will continue to comply with the REIT requirements and will distribute at least ninety percent (90%) of the Company’s annual taxable income to its shareholders.  The Board will closely monitor the Company's operating results in order to determine when dividends should be reinstated.  The Board cannot predict when the Company will reinstitute the payment of dividends.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of March 31, 2008, Vestin Realty Mortgage II, Inc. had assets of over $334 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965